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                                   EXHIBIT 99.6
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                   "CENTURA/GUPTA ANNOUNCES THE COMPLETION OF ITS
                         BALANCE SHEET RECAPITALIZATION"


CENTURA WILL HAVE OVER $4 MILLION IN POSITIVE TANGIBLE NET ASSETS AND MEET CONTINUED LISTING REQUIREMENTS FOR THE NASDAQ SMALLCAP MARKET.

REDWOOD SHORES, CA. -- (BUSINESS WIRE) -- FEBRUARY 27, 1998 -- Centura Software Corporation (NASDAQ: CNTRC / formerly Gupta Corporation) (the "Company") announced today that it has completed both its $12.2 million note conversion and its $2.5 million private placement of equity, including approximately $1 million from the management group, thereby completing the balance sheet recapitalization of the Company. The Company now meets or exceeds ALL the NASDAQ SmallCap continued listing requirements, including the $2 million minimum net tangible assets requirement. The Company expects that the "C" in its ticker symbol will be removed and it will soon return to its original ticker symbol of CNTR.

As part of the note conversion, the new investors have converted the $12.2 million note, consisting of principal and all accrued interest, which was acquired from Computer Associates International, Inc., to equity for a total of approximately 11.4 million shares of the Company's common stock. Further, under the terms of the note conversion, the new stock will be fully restricted and will not be registered for open market trading until the first anniversary of the closing of this transaction. The new investors receive no warrants in this transaction, although Computer Associates International, Inc. has purchased five-year warrants exercisable for 500,000 shares of the Company's common stock at an exercise price of $1.906 per share. For the $2.5 million investment, the private placement investors received approximately 2.3 million common stock shares, plus 590,000 five-year warrants priced at $1.25 per share.

Centura also announced that Scott Broomfield (CEO), John Bowman (CFO) and Kathy Lane (SVP of Marketing) have become full time employees of the Company and that it has appointed Scott Broomfield as its new Chairman. He replaces Mr. Sam Inman, who will remain as a director of the Company. Additionally, as a part of the equity recapitalization, the Board membership will be increased from 5 to 7; the 2 new Board designees will be Mr. Peter Micciche and Mr. William Nicholas. They will begin their duties at the next regularly scheduled Board meeting, and will join Scott Broomfield, Sam Inman, Earl Stahl, Phillip Koen, Jr., and Jack King on the Board of Directors.

Mr. Micciche is currently the President of SceneWare Corporation, based in Walnut Creek, California. SceneWare is a privately held software company creating an exciting new generation visual applications in Java-TM-. Prior to founding SceneWare, Mr. Micciche held positions as Vice President of North America for The ASK Group and was President of Cognos Corporation.

Mr. Nicholas is currently the President of Integrated Consulting Services, Inc., based in Pennsylvania. ICS specializes in providing clients tailored solutions to complex problems in audit, tax and information technology. Prior to founding ICS, Mr. Nicholas was senior partner at Ernst & Young (E&Y), running E&Y's Northeast IT consulting practice.

"We are pleased that this stage of the Company's turn around effort is complete," said Scott Broomfield, Centura's CEO. "We can now devote 100% of our efforts to strategic opportunities


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and execution of our business plan.  In 1998, we are looking forward to continuing to provide our customers with new and innovative products and improved services."

Centura recently reported fourth quarter 1997 operating income of $2.3 million (excluding one time restructuring charges of $0.5 million), or 15.7% of $14.5 million in net revenue. Net income was $1 million, or $0.06 per share on a fully diluted basis. Revenue for 1997 was $57.9 million with a net loss of $0.6 million, or $(0.04) per share on a fully diluted basis.

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software Corporation, founded as Gupta Corporation in 1984, was first software developer to create a client/server fully relational DBMS for the personal computer. Its product lineup includes the award winning SQLBase embedded database, highly productive business application development tools and an array of exciting Internet and connectivity products. Centura has 26 offices around the world, supporting thousands of developers who embed its tools in applications used by more than 1 million end users. The Company's client/server products are Web capable and mobile ready. Centura's new products are Year 2000 compliant. Centura's current worldwide customers include Deutsche Bank, Pemex, UPS, Mitsubishi, ADP, Chase Manhattan, Ford, Softbank, Xerox and Seimans-Nixdorf. Further information on Centura Software can be obtained by accessing the Company's Web site at www.centurasoft.com.
                                                       -------------------

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely shipments of products, the effect of competitive pressures and the other risks detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997 and the Company's earnings press release dated February 10, 1998, reporting its financial results for the year ended December 31, 1997.

For more information:

Centura Software Corporation             Miller Shandwick Technologies
Scott Broomfield                         Richard Burger
Chief Executive Officer                  Account Supervisor
650/596-3400                             650-962-9550
www.centurasoft.com                      rburger@miller.shandwick.com

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